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                                                                    EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
MTI Technology Corporation:

We consent to the incorporation herein by reference of our report dated May 22, 2001, except as to the second paragraph of Note 6 which is as of May 31, 2001, relating to the consolidated balance sheets of MTI Technology Corporation and subsidiaries as of April 7, 2001 and April 1, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended April 7, 2001, and the related schedule, which report appears in the April 7, 2001, Annual Report on Form 10-K of MTI Technology Corporation, and to the reference to our firm under the heading "Experts" in the prospectus.


                                        /s/ KPMG LLP

Orange County, California
April 1, 2002